				Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2015	2014	Change	2015	2014	Change
Income Account-
Retail Revenues-
Fuel	$786	$1,141	$(355)	$4,437	$5,396	$(959)
Non-Fuel	2,243	2,223	20	10,550	10,154	396
Wholesale Revenues	363	465	(102)	1,798	2,184	(386)
Other Electric Revenues	201	169	32	695	672	23
Other Revenues	13	19	(6)	47	61	(14)
Total Revenues	3,606	4,017	(411)	17,527	18,467	(940)
Fuel and Purchased Power	956	1,398	(442)	5,395	6,677	(1,282)
Non-Fuel O & M	1,134	1,328	(194)	4,454	4,354	100
Depreciation and Amortization	519	430	89	2,034	1,945	89
Taxes Other Than Income Taxes	236	230	6	997	981	16
Estimated Loss on Kemper IGCC	183	70	113	365	868	(503)
Total Operating Expenses	3,028	3,456	(428)	13,245	14,825	(1,580)
Operating Income	578	561	17	4,282	3,642	640
Allowance for Equity Funds Used During Construction	63	63	—	226	245	(19)
Interest Income	6	6	—	23	19	4
Interest Expense, Net of Amounts Capitalized	228	212	16	840	835	5
Other Income (Expense), net	(18)	(30)	12	(62)	(63)	1
Income Taxes	118	88	30	1,194	977	217
Consolidated Net Income	283	300	(17)	2,435	2,031	404
Dividends on Preferred and Preference Stock of Subsidiaries	12	17	(5)	54	68	(14)
Less: Net Income Attributable to Noncontrolling Interests	—	—	—	14	—	14
CONSOLIDATED NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$271	$283	$(12)	$2,367	$1,963	$404

Notes
- Certain prior year data may have been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.